As filed with the Securities and Exchange Commission on January 6, 2026

Registration No. 333-271766

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERSANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3562403
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

840 Memorial Drive

Cambridge, Massachusetts 02139

(617) 498-0020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeremy Bender, Ph.D., M.B.A.

Chief Executive Officer and President

 Day One Biopharmaceuticals, Inc.

1800 Sierra Point Parkway, Suite 200

Brisbane, California 94005

(650) 484-0899

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert A. Freedman

David Michaels

Julia Forbess

Fenwick & West LLP

401 Union Street, Floor 5
Seattle, Washington 98101
(206) 389-4510

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-271766) originally filed by Mersana Therapeutics, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”) on May 9, 2023, which became effective automatically upon filing, as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2, each filed with the SEC on February 28, 2024 (the “Registration Statement”), registering the offering, issuance and sale by the Registrant of up to $300,000,000 of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), preferred stock, warrants and units consisting of some or all of these securities, including the offering and sale by the Registrant of up to $100,000,000 of Common Stock pursuant to the Sales Agreement, dated February 28, 2024, by and between the Registrant and Cowen and Company, LLC, as sales agent.

On January 6, 2026, pursuant to that certain Agreement and Plan of Merger, dated as of November 12, 2025 (the “Merger Agreement”), by and among the Registrant, Day One Biopharmaceuticals, Inc., a Delaware corporation (“Parent”), and Emerald Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as a direct wholly-owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on January 6, 2026.

Mersana Therapeutics, Inc.

By:	/s/ Charles N. York II
Name:	Charles N. York II, M.B.A.
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.